EXHIBIT 5./EXHIBIT 23.1

           Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered

                       Consent of Thacher Proffitt & Wood


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                 [OPINION LETTERHEAD OF THACHER PROFFIT & WOOD]



Writer's Direct Dial
212-912-7435
                                          September 30, 1997


Astoria Financial Corporation
One Astoria Federal Plaza
Lake Success, New York  11042-1085

                    Re: Astoria Financial Corporation Option Conversion Agreements and Advisory Board Option Agreements
                            -----------------------------------------------

Dear Sirs:

                  We have acted as counsel for Astoria Financial Corporation, a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 273,840 shares of its common stock, par value $.01 per share ("Shares"), which may be issued pursuant to four Option Conversion Agreements dated September 30, 1997 by and between the Corporation and each of Gerard C. Keegan, Michael J. Henchy, Daniel J. Harris and Franklin Berkowitz and pursuant to eight Advisory Board Option Agreements dated September 30, 1997 by and between the Corporation and each of William F. de Neergaard, James G. Peel, C. Stephen Connolly, Philip F. Ruppel, George H. Sorter, Nicholas
A. Marshall, William F. Ward and Gwendolyn Calvert Baker ("Agreements"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the States of New York and Delaware.

                  We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Agreements described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.


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Astoria Financial Corporation
September 30, 1997                                                       Page 2.

                  Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Agreements, such Shares will be validly issued, fully paid and non-assessable.

                  In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).

                  This opinion is given solely for the benefit of the Corporation and purchasers of shares under the Agreements, and no other person or entity is entitled to rely hereon without express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                          Very truly yours,

                                          THACHER PROFFITT & WOOD



                                          By  /s/ W. Edward Bright
                                              ------------------------
                                                  W. Edward Bright